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                                 EXHIBIT 10(a)

                          CYPRUS AMAX MINERALS COMPANY

                               MATERIAL CONTRACTS
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                      BETWEEN CYPRUS AMAX MINERALS COMPANY
                               AND MILTON H. WARD

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                          CYPRUS AMAX MINERALS COMPANY
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

   This Amended and Restated Employment Agreement (the "Agreement") is entered into as of this 1st day of January, 1996, by and between Cyprus Amax Minerals Company (the "Company"), a Delaware corporation, and Milton H. Ward ("Mr. Ward").

                                    RECITALS
                                    --------

   Whereas, Mr. Ward and the Company have extinguished their Employment Agreement dated as of May 14, 1992; and

   Whereas, the Board of Directors of the Company has decided that it is desirable to retain for the Company the benefit of Mr. Ward's services as Chairman of the Board of Directors of the Company, and President and Chief Executive Officer of the Company and to contract with him regarding the same; and

   Whereas, Mr. Ward desires to contract formally with the Company with respect to his employment as Chairman of the Board of Directors of the Company and as President and Chief Executive Officer of the Company;

   Now, therefore, in consideration of the undertakings and the payments herein set forth, the Company and Mr. Ward mutually agree as follows:

1.  ENGAGEMENT.  The Company hereby agrees to engage Mr. Ward as an employee
    ----------
    of the Company to serve as Chairman of the Board of Directors of the Company and President and Chief Executive Officer of the Company until December 31, 2000 and to continue his engagement as an employee during the term of employment set forth in Section 3 of this Agreement, and Mr. Ward hereby agrees to accept such employment upon the terms and conditions set forth herein. Mr. Ward acknowledges that the Company will seek to find a successor to Mr. Ward during the Employment Period to serve as Chief Executive Officer of the Company. In the event that the Company replaces Mr. Ward as Chief Executive Officer during the Employment Period, then Mr. Ward's employment shall be deemed terminated; however, without prejudice to his rights pursuant to Section 3(B), Mr. Ward agrees to continue as Chairman at no additional compensation (other than regular board fees) until the earlier of December 31, 2000 or the first anniversary of his successor's appointment as Chief Executive Officer of the Company.

2.  COMPENSATION.
    ------------

    (a) For all services rendered to the Company during the term of this Agreement, Mr. Ward shall receive a salary (the "Salary") at an annual rate not less than the higher of: (i) $1,000,000.00; or (ii) Mr. Ward's then current Base Salary. Such Salary shall be paid to Mr. Ward on the same dates and in the same increments as salaries are paid to other employees in accordance with established Company practices.

       "Base Salary" as used in this Agreement shall mean, as of any date of determination, the annual rate of compensation being paid to Mr. Ward for services performed by Mr. Ward for the Company, excluding amounts payable to Mr. Ward or for his account under Company benefit plans or programs including without limitation retirement, savings, vacation, life insurance, medical, dental and disability plans of programs) or under Company special compensation plans or programs (including without limitation bonus and stock option or stock grant plans of programs). Mr. Ward's Base Salary shall be reviewed no less frequently than annually. Any increase in Base Salary shall become effective at such time as the Board of Directors in its sole discretion shall determine.

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    (b) Mr. Ward shall be eligible to participate in each generally applicable
    Company benefit plan or program (including without limitation retirement, savings, vacation, life insurance, medical, dental and disability plans or programs) and in each Company special compensation plan or program (including without limitation bonus and stock option or stock grant plans of programs) to the extent provided by the terms and conditions of each plan or program. In particular, Mr. Ward's target cash bonus each year shall be 100 percent of his then current Base Salary, to be based upon accomplishment of objectives to be agreed between Mr. Ward and the Board of Directors. Except as provided in Section 3(B), nothing in this Agreement is intended to limit the discretion of the Company or the Board of Directors in administration of the special compensation plans or any future plans or programs.

    (c) Mr. Ward shall be granted as of January 2, 1996, a nonqualified stock option to purchase 1,000,000 shares of the Company's common stock with an exercise price equal to $26.4375 (the "Option"). The Option shall vest and become exercisable with respect to 333,333 shares on December 31, 1998, with respect to an additional 333,333 shares on December 31, 1999 and with respect to the final 333,334 shares on December 31, 2000, provided that the Option shall vest and become immediately exercisable upon a termination of Mr. Ward's employment by Mr. Ward or the Company entitling Mr. Ward to payments pursuant to Section 3(B) (a "Qualifying Termination") or upon a Change of control (as defined in the Company's Management Incentive Program).

    (d) Mr. Ward shall be eligible to participate in the Company's KELTIP with a guideline award of 50,000 shares, with the actual award to be made to Mr. Ward being determined by the Compensation Committee.

    (e) Mr. Ward shall be entitled to a supplemental retirement benefit (the "SERP") equal to x times y/20 minus z where x equals 60% of Mr. Ward's Final Average Pay, y equals two times Mr. Ward's years (or partial years) of service with the Company and z equals any other qualified or nonqualified defined benefit retirement benefits payable to Mr. Ward either by the Company or any previous employer. The SERP shall vest in five equal annual installments commencing on December 31, 1996, provided that the SERP shall become immediately vested upon a Qualifying Termination or upon a Change of Control (as defined in the Company's Management Incentive Program). For purposes of the SERP, "Final Average Pay" means the average annual base salary and annual bonus paid to Mr. Ward in the highest three consecutive years of completed service with the Company. Actuarial determinations with respect to the SERP shall be made by the Company's actuaries.

3.  TERM.  Unless terminated earlier pursuant to the terms of this Section 3,
    ----
    and except for provisions of this Agreement which by their terms survive termination of this Agreement, the term of this agreement shall be until December 31, 2000 (the "Employment Period").

    (a)  Termination.
         -----------

         (i)  Termination of Employment by Company for Breach of Covenant,
              ------------------------------------------------------------
    Termination by Mr. Ward's Resignation, Retirement, Disability, or Death.
    ------------------------------------------------------------------------
    Mr. Ward's employment and this Agreement may be terminated by the action of the Board of Directors of the Company upon 30 days' written notice specifying that the basis for termination is a breach of any of his covenants in Section 4 of this Agreement. In the event of termination of employment by the action of the Board of Directors of the Company for such breach, or in the event of Mr. Ward's (a) resignation, (b) retirement (as defined in the Company's benefits plans or payroll practices), (c) death, or
    (d) disability (which shall be deemed to include only an incapacitating condition which in the Company's reasonable judgment will materially and adversely interfere with Mr. Ward's performance of his assigned duties for a period in excess of six months), then, as of the date of such termination for breach of covenant, resignation, retirement, death, or determination of disability, the Company shall
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    no longer have any further obligation to pay the Salary or, except as otherwise provided herein, other compensation otherwise required by Section 2 of this Agreement.

         (ii)  Termination of Employment for Any Other Reason.  Mr. Ward's
                ----------------------------------------------
    employment and this Agreement may be terminated by action of the Board of Directors upon 30 days' written notice specifying that the basis for termination is any reason other than (a) resignation, (b) retirement, (c) death, (d) disability, or (e) termination for breach of covenant (all as defined in Section 3(A)(i) of this Agreement), which reasons may include without limitation the Board of Directors' choice of another executive to perform Mr. Ward's duties, or the reorganization of the Company or its management.

         (iii)  No Other Rights of Termination.  This Agreement can be
                ------------------------------
    terminated by the Company or the Board of Directors only as provided in
    Section 3(A)(i) and (ii) above.

    (b)  Benefits upon Termination.  In the event Mr. Ward's employment is
         -------------------------
    terminated by the Company due to death or disability (as defined in Section 3(A)(i); or by action of the Board of Directors pursuant to Section 3(A)(ii); or in the event that Mr. Ward chooses to terminate his employment within 30 days after any one or more of the following changes by the Company or the Board of directors in his terms of employment; a reduction in Base Salary below $1,000,000.00, an action of the Board of Directors pursuant to which Mr. Ward ceases to serve as Chairman of the Board and Chief Executive Officer, or an action of the Board of Directors pursuant to which Mr. Ward ceases to serve as President of the Company without his written consent:

         (i) The Company shall pay Mr. Ward, immediately upon termination of Mr. Ward's employment:

     (1) a lump sum amount which shall be computed on the basis of the definition of actuarial equivalent specified in the Retirement Plan for Salaried Employees of Cyprus Amax Minerals Company ("Retirement Plan"), equal to the additional retirement benefit that would have been received by Mr. Ward under the Retirement Plan as if he had remained employed until December 31, 2000, and

     (2) the full benefit that would have been received under the SERP, the Cyprus Amax Minerals Company Full Retirement Benefit Plan for Certain Salaried Employees, Cyprus Amax Minerals Company Restorative Benefits Plan for Salaried Employees, and Cyprus Amax Minerals Company 415 Limitation Plan for Salaried Employees, or such benefits under successor plans, if applicable, in each case calculated for all purposes as if Mr. Ward had remained in the employment of the Company until December 31, 2000 and as if Mr. Ward retired as of that date and elected to receive payment immediately upon termination. Such calculation of benefit shall be based on the higher of the average of the final five complete calendar years of Mr. Ward's compensation preceding termination or Mr. Ward's compensation for the calendar year preceding the year of termination, as the term "compensation" is defined in the applicable plans, plus in either case the value in each year of any and all restricted stock granted to Mr. Ward pursuant to Section 3(B), of the now ineffective Employment Agreement dated as of May 14, 1992 between Mr. Ward and Cyprus Minerals Company valued as of the date of vesting, provided, however, that for purposes of determining benefits payable pursuant to the SERP, calculations of benefits shall be determined by reference to Final Average Pay. For purposes of computing the additional benefit under the Full Retirement Benefit Plan, the additional Full Retirement Benefit Plan credited service computation will include the additional period of Benefit Service deemed to have been credited under the Retirement Plan for purposes of computing the additional benefits under the Retirement Plan.

         (ii) The Company shall also pay to Mr. Ward, immediately upon termination of Mr. Ward's employment, a cash payment equal to the amount of his then current Base Salary from the date of termination until December 31, 2000, plus a bonus payment both for the period prior to termination of employment in respect of which no bonus has yet been paid and for the period from the date of
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    termination until December 31, 2000, calculated at the average of the annual bonus payments previously paid to him for the prior three years. Such payments shall be in lieu of any and all payments to which Mr. Ward would otherwise be entitled under the Salaried and Non-Represented Hourly
    Severance Plan or any successor plan or policy.

         (iii) Mr. Ward shall be entitled to outplacement services provided by a firm of Mr. Ward's choice at a cost to the Company of up to fifteen percent of then current Base Salary plus one year of bonus computed as provided in Section 3(B)(ii). Further, commencing upon termination, Mr. Ward shall be entitled to receive any and all welfare benefits applicable to retirees, as though Mr. Ward had been eligible to retire and had retired as of the termination date at the age and with the years of service used to calculate the additional retirement benefit, pursuant to Section 3(B)(i) above.

         (iv) This Section 3(B) shall not in any way duplicate any benefit, or alter the manner in which or time at which benefits are paid, pursuant to any qualified plans maintained by the Company.

         In the event that benefits are paid to Mr. Ward under Section 3(B)(i)(b) of this Agreement, this Agreement shall, effective as of the date payment is made to Mr. Ward under this Agreement, operate as an amendment of each of the Cyprus Amax Minerals Company Full Retirement Benefit Plan for Certain Salaried Employees, the Cyprus Amax Company Restorative Benefits Plan for Salaried Employees, and the Cyprus Amax Minerals Company 415 Limitation Plan for Salaried Employees, which amendment provides that payment of such benefits under this Agreement, to the extent such payments are equal to or in excess of the benefits accrued and payable under the respective Plan as of the date of Mr. Ward's termination of employment triggering such payment of benefits under this Agreement, constitute payment and satisfaction in full of any obligation the Company may have to pay benefits under the respective Plan.

         (v) To the extent legal counsel designated by the Company (which counsel may or may not be an employee of the Company) shall have determined that in his or her opinion to do so would neither (a) conflict, in effect, with the Management Incentive Program or any successor plan nor (b) violate or create any valid claim under any law or regulation (including any rule of any securities market) applicable to either the Company or Mr. Ward, the Company shall permit Mr. Ward to exercise stock options granted pursuant to the Program, or any successor plan, or stock appreciation rights, if any, granted in tandem with those options, for a period which shall end three years following such date of termination. Unless the matters shall have already been determined in a manner which the Company deems dispositive, if the Company gives notice of termination to Mr. Ward under Section 3(A)(ii) of this Agreement or receives notice of termination from Mr. Ward under
    Section 3(B) of this Agreement, the Company shall promptly request legal counsel to determine the matters specified in the preceding sentence and no payment, if any, shall be made to Mr. Ward pursuant to this paragraph (v) until such determination shall have been received by the Company.

         Notwithstanding the first textual paragraph of this Section 3, Section 3(B), together with other Sections of this Agreement to the extent cross reference therein, shall survive any termination of this Agreement by the Company pursuant to 3(A)(ii).

         Following such termination, the referenced provisions shall remain in effect until the Company and Mr. Ward may otherwise mutually agree.

4.  MR. WARD'S COVENANTS.  While employed by the Company pursuant to this
    --------------------
    Agreement, Mr. Ward agrees to perform faithfully and competently the duties of Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and such other duties as may be requested by the Board of Directors, which duties shall be commensurate generally with his duties as of the
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    date of this Agreement, and to perform such services as typically are performed by persons holding such positions in comparable companies. Mr. Ward agrees to devote his full time and all of his attention and skill faithfully, diligently, and loyalty to the proper performance of his duties hereunder. Mr. Ward agrees to comply with all applicable laws and regulations materially affecting his position of which he is aware and to follow all lawful directions of the Company's Board of Directors. During the term of this Agreement, Mr. Ward agrees not to serve in any capacity with another company, partnership, or organization, or to retain any fees, income, profit, or compensation therefrom, if such activities would violate any conflict-of-interest policy adopted by the Company or if such company, partnership, or organization is a competitor of the Company in any of its operations.

         Mr. Ward agrees that he will not divulge or appropriate for his own use, or for the use of any third party, any confidential, proprietary or sensitive information of a material nature (including without limitation, trade secrets, know-how, technical data including computer programs, financial data, customer or vendor lists, personnel information, planning data and projections, and any information received from third parties under disclosure restrictions), discovered, developed, or obtained by him during the course of his employment, concerning methods, processes, designs, equipment, and operating procedures of the Company, which confidentiality requirement shall survive the termination of this Agreement and Mr. Ward's employment hereunder for a period of three years. Mr. Ward hereby acknowledges the Company's right to possession of and title in and to all papers, documents, or other materials prepared by Mr. Ward or provided to him by reason of his employment by the Company. Upon termination of his employment, Mr. Ward shall promptly deliver to the Company all materials relating to the business of the Company which are in his possession or are under his control.

         The Company and Mr. Ward agree that the remedies available at law for any breach by Mr. Ward of his covenants in this Section 4 will be inadequate and that the Company also shall be entitled to injunctive relief in any action brought to enforce those covenants.

5.  SUCCESSORS.  This Agreement, and the rights and obligations created hereby,
    ----------
    shall be binding upon and shall inure to the benefit of Cyprus Amax Minerals Company and all of its successors and assigns (whether by merger or otherwise).

6.  ATTORNEY'S FEES AND INTEREST.  The Company shall reimburse Mr. Ward for
    ----------------------------
    any and all reasonable attorney's fees and expenses incurred by Mr. Ward in litigation in respect of this Agreement in which a final determination is made that the Company has breached any provision of the Agreement, and shall pay to Mr. Ward any and all prejudgment interest awarded for delayed payments by the Company under the Agreement.

7.  NO DUPLICATION OF PAYMENTS.  The payments provided in Sections 3(B)(i), (ii)
    --------------------------
    and (iii) hereof are not intended to be in addition to similar payments and benefits made under any other agreement, including any employment agreement covering a change of control. Accordingly, in such circumstances Mr. Ward shall be entitled to the larger of the payments and the better of the benefits under this Agreement or any other employment agreement but not to both.

8.  MISCELLANEOUS.
    -------------

    (a) The Agreement shall supersede any and all prior agreements of contracts between Mr. Ward and the Company concerning the subject matter hereof, including without limitation that letter agreement dated as of May 9, 1992 and that Employment Agreement dated as of May 14, 1992 between the parties hereto.

    (b) This Agreement may be rescinded, revoked, or amended only by a written instrument signed by both parties, with the approval of the Board of Directors. The failure of either party to insist

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    upon strict compliance with any of the terms, conditions, and covenants hereof shall not be deemed a waiver of that or any similar right or power at any subsequent time.

    (c) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

    (d) Nothing in this Agreement shall be interpreted to limit the right of the Company to amend or terminate any existing or future benefit plan or program.

    (e) Any written notice required or permitted to be given hereunder is sufficient if sent by registered mail or delivered by hand, to the Company at its main place of business, or to Mr. Ward at his home address as reflected in Company records.

    (f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    (g) This Agreement is to be governed and construed in accordance with the laws of the state of Colorado, excluding any conflict of laws or provisions thereof which would cause the laws of any other state to be applicable hereto.

    IN WITNESS WHEREOF, Mr. Ward has signed this Agreement, and the Company has caused its duly authorized representative to sign this Agreement, in each case as of the date first written above.



                                    CYPRUS AMAX MINERALS COMPANY

                                    By:    /s/ Thomas V. Falkie
                                         ----------------------
                                         Thomas V. Falkie
                                         Chairman, Compensation and
                                         Benefits Committee


                                           /s/ Milton H. Ward
                                         --------------------
                                         Milton H. Ward

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